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                                                                     EXHIBIT 2.2

    AMENDMENT TO THE AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER AND
                                REORGANIZATION
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     AMENDMENT (THIS "AMENDMENT"), DATED AS OF MAY 15, 1997, TO THE AMENDED AND
RESTATED PLAN AND AGREEMENT OF MERGER AND REORGANIZATION, DATED AS OF DECEMBER 28, 1996, BY AND AMONG AEGON N.V., A COMPANY FORMED UNDER THE LAWS OF THE NETHERLANDS ("MERGER PARTNER"), LT MERGER CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF MERGER PARTNER ("SUB"), AND PROVIDIAN CORPORATION, A DELAWARE CORPORATION ("COMPANY").

     WHEREAS, Merger Partner, Sub and Company have entered into an Amended and Restated Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (the "Merger Agreement");

     WHEREAS, Merger Partner, Sub and Company wish to amend the Merger
Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

I.   Amendments.
     ----------

     1. Existing Section 2.2(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "(c) Subject to Section 2.3(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be converted into a right to receive a number (the "Exchange Ratio") of shares, or fraction thereof, of voting common stock, par value of one Dutch Guilder per share, of Merger Partner ("Merger Partner Common Stock") determined by dividing $28.00 by the Share Price (as defined below), subject to the provisions of Section 8.1(b)(vi), if applicable. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Merger Partner Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Merger Partner Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3, without interest. For purposes of this Agreement, (i) the term "Share Price" shall be equal to the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock; provided, however, that if such Fair Market Value at the Effective Time is less than $50.034, then the Share Price shall be $50.034, and if such Fair
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                                                                               2

     Market Value at the Effective Time is greater than $61.153, then the Share Price shall be $61.153; and (ii) the term "Fair Market Value at the Effective Time" of one share of Merger Partner Common Stock shall be the average during the 20 trading days immediately preceding the last business day before the date of the Effective Time of the average daily high and low prices per share of Merger Partner Common Stock on the New York Stock Exchange ("NYSE"). Notwithstanding the foregoing, if the Fair Market Value at the Effective Time is greater than $66.713, the Exchange Ratio shall equal (x) the sum of (1) .457868 plus (2) $30.545 divided by the Fair Market Value at the Effective Time, divided by (y) 2."

     2. Section 8.1(c)(vi) of the Merger Agreement is hereby deleted in its entirety.

II.  Miscellaneous.
     -------------

     1. Except as expressly amended by this Amendment, all of the terms and provisions of the Merger Agreement shall remain unchanged and continue in full force and effect and the parties hereto shall be entitled to all of the applicable benefits thereof and shall be responsible for all of their respective obligations thereunder.

     2. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     3. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                              AEGON N.V.



                              By: /s/ Donald J. Shepard
                                 -----------------------------------------------
                                 Name:Donald J. Shepard
                                 Title: Executive Board Member


                              LT MERGER CORP.



                              By: /s/ Patrick S. Baird
                                 -----------------------------------------------
                                 Name:Patrick S. Baird
                                 Title: Chairman of the Board, President &
                                             Treasurer



                              PROVIDIAN CORPORATION



                              By: /s/ Irving W. Bailey II
                                 -----------------------------------------------
                                 Name: Irving W. Bailey II
                                 Title: Chairman & Chief Executive Officer